Exhibit 99.1

News Release

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FULL YEAR 2020

Full Year 2020 Operating Income Increased 140% on a 38% Increase in Revenue

BEVERLY, Mass. — Feb. 10, 2021—Axcelis Technologies, Inc. (Nasdaq: ACLS) today announced financial results for the fourth quarter and full year ended December 31, 2020.

The Company reported fourth quarter revenue of $122.2 million, compared to $110.4 million for the third quarter of 2020. Operating profit for the quarter was $14.1 million, compared to $13.9 million for the third quarter. Net income for the quarter was $14.7 million, or $0.43 per diluted share, compared to net income for the third quarter of $10.8 million, or $0.32 per diluted share. EPS was favorably impacted by a previously unrecognized tax benefit of $0.11 per diluted share. Gross margin for the quarter was 43.4%, compared to 43.6% in the third quarter. Cash, cash equivalents and restricted cash were $204.2 million on December 31, 2020, compared to $212.7 million on September 30, 2020.

For the full year 2020, the Company reported revenue of $474.6 million, compared with $343.0 million for the full year 2019. Systems revenue for the year was $293.6 million, compared to $202.6 million in 2019. Operating profit was $58.0 million in 2020, compared to $24.2 million in 2019. Net income for the year was $50.0 million with diluted earnings per share of $1.46. This compares to 2019 net income of $17.0 million and earnings per diluted share of $0.50.

President and CEO Mary Puma commented, “After extraordinary revenue and earnings results in 2020, we are planning for another year of growth at Axcelis. The semiconductor market is forecast to show strength across all markets and the expanded Purion product family, specifically targeted at these markets, is poised for further growth.”

Executive Vice President and Chief Financial Officer Kevin Brewer said, “Axcelis delivered exceptional fourth quarter and full year 2020 financial performance. The Company achieved its highest annual revenue in the last 15 years due to the strength of the market and the competitive Purion product line. For the full year 2020, operating profit increased 140% on a 38% increase in revenue, highlighting the significant leverage in our business model.”

News Release

Business Outlook

For the first quarter ending March 31, 2021, Axcelis expects revenues ranging from $118 to $138 million. Gross margin in the first quarter is expected to be approximately 40%. First quarter operating profit is forecasted to be in the range of $11-19 million with earnings per diluted share in the range of $0.22-0.42. The high end of our revenue range assumes the issuances of required U.S. Government export licenses in the first quarter.

Fourth Quarter and Full Year 2020 Conference Call

The Company will host a call to discuss the results for the fourth quarter and full year 2020 on Thursday, February 11, 2021 at 8:30 am ET. The call will be available to interested listeners via an audio webcast that can be accessed through the Investors page of Axcelis' website at www.axcelis.com, or by dialing 866.588.8911 (707.294.1561 outside North America). Participants calling into the conference call will be requested to provide the company name, Axcelis Technologies, and Audience Passcode: 3582149. Webcast replays will be available for 30 days following the call.

Safe Harbor Statement

This press release and the conference call contain forward-looking statements under the Private Securities Litigation Reform Act safe harbor provisions. These statements, which include our expectations for spending in our industry and guidance for future financial performance, are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are outside the control of the Company, including that customer decisions to place orders or our product shipments may not occur when we expect, that orders may not be converted to revenue in any particular quarter, or at all, whether demand will continue for the semiconductor equipment we produce or, if not, whether we can successfully meet changing market requirements, and whether we will be able to maintain continuity of business relationships with and purchases by major customers. Increased competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and instability caused by changing global economic, political or financial conditions could also cause actual results to differ materially from those in our forward-looking statements. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

News Release

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:

Doug Lawson
978.787.9552

Editorial/Media:

Maureen Hart
978.787.4266

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Axcelis Technologies, Inc.

Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenue:
Product	$115,777	$102,304	$449,903	$319,505
Services	6,422	5,419	24,657	23,453
Total revenue	122,199	107,723	474,560	342,958
Cost of revenue:
Product	63,272	57,627	252,390	175,732
Services	5,952	5,780	23,586	23,074
Total cost of revenue	69,224	63,407	275,976	198,806
Gross profit	52,975	44,316	198,584	144,152
Operating expenses:
Research and development	16,320	13,596	61,833	53,931
Sales and marketing	11,342	8,879	38,746	34,290
General and administrative	11,238	8,629	39,964	31,726
Total operating expenses	38,900	31,104	140,543	119,947
Income from operations	14,075	13,212	58,041	24,205
Other income (expense):
Interest income	80	582	738	2,955
Interest expense	(1,313)	(1,306)	(5,211)	(5,155)
Other, net	1,617	169	2,318	(1,083)
Total other income (expense)	384	(555)	(2,155)	(3,283)
Income before income taxes	14,459	12,657	55,886	20,922
Income tax (benefit) provision	(215)	2,945	5,904	3,888
Net income	$14,674	$9,712	$49,982	$17,034
Net income per share:
Basic	$0.44	$0.30	$1.50	$0.52
Diluted	$0.43	$0.29	$1.46	$0.50
Shares used in computing net income per share:
Basic weighted average common shares	33,548	32,485	33,257	32,559
Diluted weighted average common shares	34,318	33,848	34,128	33,828

News Release

Axcelis Technologies, Inc.

Consolidated Balance Sheets

(In thousands, except per share amounts)

(Unaudited)

	December 31,	December 31,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$203,479	$139,881
Accounts receivable, net	86,865	83,753
Inventories, net	161,076	140,364
Prepaid expenses and other current assets	19,371	11,681
Total current assets	470,791	375,679
Property, plant and equipment, net	29,840	25,328
Operating lease assets	4,542	5,849
Finance lease assets, net	20,544	21,880
Long-term restricted cash	753	6,653
Deferred income taxes	57,851	68,060
Other assets	40,303	44,645
Total assets	$624,624	$548,094
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,013	$25,341
Accrued compensation	24,562	7,631
Warranty	4,280	2,759
Income taxes	654	294
Deferred revenue	21,221	24,601
Current portion of finance lease obligation	756	399
Other current liabilities	8,945	7,639
Total current liabilities	84,431	68,664
Long-term finance lease obligation	47,393	48,149
Long-term deferred revenue	1,837	4,650
Other long-term liabilities	9,361	7,204
Total liabilities	143,022	128,667

Stockholders’ equity:
Common stock, $0.001 par value, 75,000 shares authorized; 33,633 shares issued and outstanding at December 31, 2020; 32,585 shares issued and outstanding at December 31, 2019	34	33
Additional paid-in capital	570,102	559,878
Accumulated deficit	(91,969)	(140,226)
Accumulated other comprehensive income (loss)	3,435	(258)
Total stockholders’ equity	481,602	419,427
Total liabilities and stockholders’ equity	$624,624	$548,094